Exhibit 10.16

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered as of the 25th day of October, 2023, by and among PRIMIS FINANCIAL CORP.., a Virginia corporation (the "Bancorp"), PRIMIS, a Virginia state-chartered bank and wholly owned subsidiary of the Bancorp (the "Bank"; the Bancorp and the Bank are collectively referred to herein as the "Employer''), and RICKEY ALLEN FULK ("Executive").

BACKGROUND

WHEREAS, the expertise and experience of Executive in the financial institutions industry are valuable to the Employer;

WHEREAS, it is in the best interests of the Employer to maintain an experienced and sound executive management team to manage the Employer, further the Employer's overall strategies and protect and enhance shareholder value; and

WHEREAS, the Employer and Executive desire to enter into this Agreement to establish the scope, terms and conditions of Executive's continued employment by the Employer;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Effective Date. The effective time and date of this Agreement shall be deemed to be 5:00 p.m. on the date of its making first set forth above (the "Effective Date").
2.	Employment. Executive is employed as the President of the Bank. Executive's responsibilities, duties, prerogatives and authority in such offices shall be those customary for persons holding such offices of institutions in the financial institutions industry, as well as such other duties of an executive, managerial or administrative nature, which are consistent with such offices, as shall be specified and designated from time to time by the Board of Directors of the Bancorp (the "Bancorp Board"). Executive will report directly the Chief Executive Officer of the Bank.
3.	Employment Period. Unless earlier terminated in accordance with Section 6 hereof, Executive's employment under this Agreement shall begin as of the Effective Date and shall continue thereafter for a term of two years (the "Employment Period"). Commencing on the second anniversary of the Effective Date, this Agreement and the Employment Period shall automatically renew for successive two (2) year periods unless the Employer or the Executive delivers written notice of non-renewal at least sixty (60) days prior to the expiration of the then current Employment Period. A non-renewal of the Employment Period by the Employer shall not constitute a termination of the Executive's employment without Cause.
4.	Extent of Service. During the Employment Period, and excluding any periods of vacation, sick or other leave to which Executive is entitled under this Agreement, Executive agrees to devote all of Executive's business time and efforts to serving the business and affairs of the Employer commensurate with Executive's offices. During the Employment Period, it shall not be a violation of this Agreement for Executive, subject to the requirements of Section 11, to (i) serve on civic or charitable boards or committees or (ii) manage personal investments, so long as such activities do not interfere with the performance of Executive's responsibilities to the Employer or violate the Employer's conflicts of interest or other applicable policies.
5.	Compensation and Benefits.
a.	Base Salary. During the Employment Period, the Employer will pay to Executive a base salary at the rate of $300,000 per year ("Base Salary''), less normal withholdings, payable in equal monthly or more frequent installments as are customary under the Employer's payroll procedures from time to time. In accordance with the policies and procedures of the Compensation Committee (the "Committee") of the Bancorp Board, the Employer shall review Executive's total compensation at least annually and in its sole discretion may adjust Executive's total compensation from year to year, but during the Employment Period the Employer may not decrease Executive's Base Salary below $300,000; provided, however, that periodic increases in Base Salary, once granted, shall not be subject to revocation. The annual review of

Executive's total compensation will consider, among other things, changes in the cost of living, Executive's own performance and the Bancorp's consolidated performance.
b.	Incentive Plans. During the Employment Period, Executive shall be entitled to participate, as determined by the Committee, in all incentive plans of the Employer applicable to senior executives of the Employer generally, including, without limitation, short-term and long-term incentive plans and equity compensation plans that shall be competitive with industry norms taking into consideration the complexity of the Company's strategies, operating performance, geography and other elements deemed appropriate, subject to eligibility requirements and terms and conditions of each such plan; provided, however, that nothing herein shall limit the ability of Employer to amend, modify or terminate any such plans, policies or programs at any time and from time to time.
c.	Benefit Plans. During the Employment Period, Executive or Executive's dependents, as the case may be, shall be eligible for participation in all employee benefit plans, practices, policies and programs provided by the Employer applicable to senior executives of the Employer generally (the "Benefit Plans"), subject to eligibility requirements and terms and conditions of each such plan; provided, however, that nothing herein shall limit the ability of Employer to amend, modify or terminate any such benefit plans, policies or programs at any time and from time to time.
d.	Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement, in accordance with the policies, practices and procedures of the Employer applicable to senior executives of the Employer generally, for all reasonable and necessary out-of-pocket expenses incurred by Executive in the performance of Executive's duties under this Agreement. Also including dues for country club memberships and civic organizations in which Executive is or shall become a member, not to exceed $20,000 in the aggregate per calendar year.
e.	Vacation, Sick and Other Leave. During the Employment Period, Executive shall be entitled annually to a minimum of thirty (30) business days of paid vacation and shall be entitled to those number of business days of paid disability, sick and other leave specified in the employment policies of the Employer.
6.	Termination of Employment.
a.	Cause. The Employer may terminate Executive's employment with the Employer for Cause by providing written Notice of Termination. For purposes of this Agreement, "Cause" shall mean:
i.	the material failure of Executive to perform Executive's duties with the Employer, other than any such failure resulting from Disability (as defined below), or to follow the lawful directives of the Bancorp Board, which failure is not cured within ten (10) days following Executive's receipt of written notice from the Bancorp Board specifying such failure;
ii.	Executive's engaging in any illegal conduct, gross misconduct, or gross negligence in connection with the Employer's business or relating to Executive's duties hereunder;
iii.	Executive's illegal use of controlled substances;
iv.	Executive's commission, charge with, indictment for, conviction of, or entry of a plea of nolo contendere or no contest with respect to: (A) any felony, or any misdemeanor involving fraud, dishonesty, moral turpitude, or a breach of trust (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense is connected with the business of the Employer, or (B) any crime connected with the business of the Employer;
v.	Executive's commission of or engagement in any act of fraud, misappropriation, theft, embezzlement or an act of comparable dishonesty, whether or not such act was committed in connection with the business of the Employer;
vi.	Executive's breach of fiduciary duty or breach of any of the covenants set forth in Section 11 of this Agreement;
vii.	Executive's breach of any material term or provision of this Agreement other than the covenants set forth in Section 11 of this Agreement, which breach (if curable) has not been cured within thirty (30) days of receipt of written notice of such breach from the Bancorp Board;
viii.	Executive's violation of the Employer's policy against harassment, its equal employment opportunity policy, or the Employer's code of business conduct, or a material violation of any other policy or procedure of the Employer; or
ix.	conduct by Executive that results in the permanent removal of Executive from Executive's position as an officer or employee of the Bancorp or the Bank pursuant to a written order by any banking regulatory agency with authority or jurisdiction over the Bancorp or the Bank, as the case may be.
b.	Good Reason. Executive may terminate Executive's employment with the Employer for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:
i.	a material diminution in Executive's authority, duties or responsibilities;
ii.	a material change in the geographic location at which Executive must regularly perform the services to be performed by Executive pursuant to this Agreement (other than a change in such geographic location to an office or other location closer to Executive's home residence); and
iii.	any other action or inaction that constitutes a material breach by the Employer of this Agreement; provided, however, that Executive must provide notice to the Employer of the condition Executive contends is Good Reason within 90 days after the initial existence of the condition, and the Employer must have a period of 30 days to remedy the condition. If the condition is not remedied within such 30-day period, then Executive must provide a Notice of Termination as set forth in Section 6(f) within 30 days after the end of the Employer's remedy period.
c.	Without Cause. The Employer may terminate Executive's employment without Cause (a "Termination Without Cause").
d.	Voluntary Termination. Executive may voluntarily, terminate Executive's employment without Good Reason (a "Voluntary Termination").
e.	Death or Disability. Executive's employment with the Employer shall terminate automatically upon Executive's death during the Employment Period. If Executive is incapacitated by accident, sickness or otherwise so as to render Executive mentally or physically incapable of performing fully the services required of Executive under this Agreement (referred to herein as a "Disability") for a period of ninety (90) consecutive days or for an aggregate of one hundred twenty (120) business days during any twelve (12) month period, the Employer may terminate Executive's employment and this Agreement effective immediately after the expiration of either of such periods, upon giving Executive Notice of Termination. Notwithstanding the foregoing provision, if it is determined by the Employer that Executive has a "disability" as defined under the Americans with Disabilities Act, Executive's employment shall not be terminated on the basis of such disability unless it is first determined by the Employer after consultation with Executive that there is no reasonable accommodation which would permit Executive to perform the essential functions of Executive's position without imposing an undue hardship on the Employer.
f.	Notice of Termination. Any termination (other than for death) shall be communicated by a Notice of Termination given in accordance with Section 14(i) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) if the Termination Date (as defined below) is other than the date of receipt of such notice, specifies the Termination Date (which date shall be not more than 30 days after the giving of such notice, except as otherwise provided in Section 6(e)). The failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Disability, Cause or Good Reason shall not waive any right of Executive or the Employer hereunder or preclude Executive or the Employer from asserting such fact or circumstance in enforcing Executive's or the Employer's rights hereunder.
g.	Termination Date. "Termination Date" means (i) if Executive's employment is terminated by the Employer for Cause or without Cause, the date of Executive's receipt of the Notice of Termination or a later date specified therein, as the case may be, (ii) if Executive's employment is terminated by Executive for Good Reason, the date of the Employer's receipt of the Notice of Termination, (iii) if Executive's employment is terminated by Executive as a Voluntary Termination, the date of the Employer's receipt of the Notice of Termination or a later date specified therein, as the case may be, and (iv) if Executive's employment is terminated by reason of death or Disability, the Termination Date shall be the date of death of Executive or the Disability Effective Date, as the case may be.
7.	Obligations of the Employer Upon Termination.
a.	Cause: Voluntary Termination. If, during the Employment Period, the Employer shall terminate Executive's employment for Cause or Executive shall terminate Executive's employment by a Voluntary

Termination, then Executive shall be entitled to receive the following (collectively, the "Accrued Amounts"):
i.	any accrued but unpaid Base Salary and accrued but unused vacation, sick or other leave pay, which shall be paid on the pay date immediately following the Termination Date in accordance with the Employer's customary payroll procedures;
ii.	any earned but unpaid cash bonus with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date; provided, however, that if Executive's employment is terminated by the Employer for Cause, then any such accrued but unpaid cash bonus shall be forfeited;
iii.	reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with the Employer's expense reimbursement policies, practices and procedures; and
iv.	such employee benefits, if any, as to which Executive may be entitled under the Benefit Plans as of the Termination Date.
b.	Termination Without Cause or for Good Reason. If, during the Employment Period, the Employer shall terminate Executive's employment without Cause or Executive shall terminate Executive's employment for Good Reason, then Executive shall be entitled to receive the Accrued Amounts and, subject to Executive's execution of a release of claims in favor of the Employer, its subsidiaries and affiliates and their respective officers and directors substantially in the form attached as Exhibit B hereto (the "Release") and such Release becoming effective within 45 days following the Termination Date (such 45-day period, for purposes of this Section 7(b), the "Release Execution Period"), Executive shall also be entitled to receive the following:
i.	a lump sum amount equal to two times the sum of (A) Executive's Base Salary and (B) Executive's highest cash bonus earned with respect to any fiscal year within the two most recently completed fiscal years immediately preceding the Termination Date (or if Termination occurs within the first year of the Employment Period, 50% of Base Salary), which amount shall be paid in cash on or before the 60th day after the Termination Date; provided, however, that if the Release Execution Period begins in one taxable year and ends in another taxable year, then payment shall not be made until the beginning of the second taxable year;
ii.	a lump sum amount equal to the product of (A) the cash bonus, if any, that Executive would have earned for the fiscal year in which the Termination Date occurs based on the achievement of applicable performance goals for such year and (B) a fraction, the numerator of which is the number of days Executive was employed by the Employer during the year of termination and the denominator of which is the number of days in such year (the "Pro-Rata Bonus"), which amount shall be paid in cash on the date that annual bonuses are paid to senior executives of the Employer generally, but in no event later than two-and-one-half months following the end of the fiscal year in which the Termination Date occurs;
iii.	if Executive timely and properly elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), then the Employer shall reimburse Executive for the monthly COBRA premium paid by Executive for Executive and Executive's dependents until the earliest of: (A) the 18-month anniversary of the Termination Date; (B) the date Executive is no longer eligible to receive COBRA continuation coverage; and (C) the date on which Executive becomes eligible to receive substantially similar coverage from another employer. Such reimbursement shall be paid to Executive on the 15th day of the month immediately following the month in which Executive timely remits the premium payment; and
iv.	any issued but unvested restricted stock, stock options, phantom stock or other long-term incentive shall be deemed to be fully vested as of the date of termination.
c.	Death or Disability. If Executive's employment is terminated during the Employment Period on account of Executive's death or Disability, Executive (or Executive's estate or beneficiaries, as the case may be) shall be entitled to receive the following: (i) the Accrued Amounts; and (ii) a lump sum amount equal to the Pro-Rata Bonus, if any, that Executive would have earned for the fiscal year in which the Termination Date occurs based on the achievement of applicable performance goals for such year, which amount shall be paid in cash on the date that annual bonuses are paid to senior executives of the Employer generally, but in no event later than two-and one-half months following the end of the fiscal year in which the Termination Date occurs. Notwithstanding any other provision contained herein, all payments made in connection with Executive's Disability shall be provided in a manner that is consistent with federal and state law.
8.	Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by the Employer and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Employer, except as expressly provided otherwise in this Agreement. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Employer at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program or such contract or agreement, except as expressly modified by this Agreement.
9.	No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under Section 7 of this Agreement.
10.	Code Section 280G.
a.	Certain Reductions in Agreement Payments. Anything in this Agreement to the contrary notwithstanding, in the event a nationally recognized independent accounting firm designated by the Employer and reasonably acceptable to Executive (the "Accounting Firm") shall determine that receipt of all payments or distributions by the Employer and its affiliates in the nature of compensation to or for Executive's benefit, whether paid or payable pursuant to this Agreement or otherwise (a "Payment"), would subject Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine as required below in this Section 10(a) whether to reduce any of the Payments paid or payable pursuant to this Agreement (the "Agreement Payments") to the Reduced Amount (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if Executive's Agreement Payments were so reduced. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if Executive's Agreement Payments were so reduced, then Executive shall receive all Agreement Payments to which Executive is entitled.
b.	Accounting Firm Determinations. If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, then the Employer shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 10 shall be binding upon the Employer and Executive and shall be made as soon as reasonably practicable and in no event later than 20 days following the Termination Date. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: first from Section 7(b)(iii), then from Section 7(b)(ii) and lastly from Section 7(b)(i). All fees and expenses of the Accounting Firm shall be borne solely by the Employer.
c.	Overpayments; Underpayments. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Employer to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (an "Overpayment") or that additional amounts which will have not been paid or distributed by the Employer to or for the benefit of Executive pursuant to this Agreement which should have been so paid or distributed (an "Underpayment''), in each case consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Employer or Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, Executive shall pay any such Overpayment to the Employer together with interest at the applicable federal rate provided for in Section 7872(t)(2) of the Code; provided, however, that no amount shall be payable by Executive to the Employer if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Employer to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
d.	Definitions. The following terms shall have the following meanings for purposes of this Section 10:

i.	"Reduced Amount" shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 10(a).
ii.	"Net After-Tax Receipt" shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive's taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to Executive in the relevant taxable year(s).
11.	Restrictive Covenants.
a.	Executive Acknowledgements. Executive acknowledges that (i) Executive has received good and valuable consideration in exchange for Executive's agreement to be bound by the restrictive covenants in this Section 11 and (ii) the Employer will provide certain benefits to Executive hereunder in reliance on such covenants in view of the unique and essential nature of the services Executive will perform on behalf of the Employer and the irreparable injury that would befall the Employer should Executive breach such covenants. Executive further acknowledges that Executive's services are of a special, unique and extraordinary character and that Executive's position with the Employer will place Executive in a position of confidence and trust with customers and employees of the Employer and its subsidiaries and affiliates and with the Employer's other constituencies and will allow Executive access to Trade Secrets and Confidential Information (each as defined below) concerning the Employer and its subsidiaries and affiliates. Executive further acknowledges that the types and periods of restrictions imposed by the covenants in this Section 11 are fair and reasonable, and that such restrictions will not prevent Executive from earning a livelihood.
b.	Covenants. Having acknowledged the foregoing, Executive covenants and agrees with the Employer as follows:
i.	While Executive is employed by the Employer and continuing thereafter, Executive shall not disclose or use any Confidential Information for any purpose other than as may be necessary and appropriate in the ordinary course of performing Executive's duties to the Employer during the Employment Period. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Executive further agrees that Executive shall fully cooperate with the Employer in maintaining the secrecy of the Confidential Information, to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Employer's rights or Executive's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Executive shall not be restricted from: (A) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive shall provide the Employer with prompt notice of such requirement so that the Employer may seek an appropriate protective order prior to any such required disclosure by Executive; or (B) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Executive shall not need the prior authorization of the Employer to make any such reports or disclosures and shall not be required to notify the Employer that Executive has made such reports or disclosures. In addition, and anything herein to the contrary notwithstanding, Executive is hereby given notice that Executive shall not be criminally or civilly liable under any federal or state trade secret law for: (C) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (C) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
ii.	While Executive is employed by the Employer and for a period of 18 months thereafter, Executive shall not (except on behalf of or with the prior written consent of the Employer), on Executive's own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of the Employer or its subsidiaries or affiliates, including, without limitation, actively sought prospective customers, with whom Executive had Material Contact (as defined below) during Executive's employment, for the purpose of engaging in, providing or selling Competitive Services (as defined below).
iii.	While Executive is employed by the Employer and for a period of 18 months thereafter, Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on Executive's own behalf or in the service or on behalf of others, carry on or engage in Competitive Services for a financial institution headquartered within the Restricted Territory.
iv.	While Executive is employed by the Employer and for a period of 18 months thereafter, Executive shall not (except on behalf of or with the prior written consent of the Employer), on Executive's own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of the Employer or its subsidiaries or affiliates, whether or not such employee is a full-time employee or a temporary employee of the Employer or its subsidiaries or affiliates, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for the Employer in order to go to work for a competitor of the Employer.
v.	Executive agrees that Executive will not retain or destroy (except as set forth below), and will immediately return to the Employer on or prior to the date Executive's employment with the Employer ends, or at any other time the Employer requests such return, any and all property of the Employer that is in Executive's possession or subject to Executive's control, including, but not limited to, donor or customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, equipment, computers, mobile devices, other electronic media, all other files and documents relating to the Employer and its business (regardless of form, but specifically including all electronic files and data of the Employer), together with all Confidential Information belonging to the Employer or that Executive received from or through Executive's employment with the Employer. Executive will not make, distribute, or retain copies of any such information or property. To the extent that Executive has electronic files or information in Executive's possession or control that belong to the Employer or contain Confidential Information (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the date Executive's employment with the Employer ends, or at any other time the Employer requests, Executive shall (A) provide the Employer with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Employer); (B) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Employer-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable; and (C) provide a written certification to the Employer that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted.
c.	Definitions. For purposes of this Section 11, the following terms shall be defined as set forth below:
i.	"Competitive Services" shall mean the business of providing deposits, money market accounts, certificates of deposit or other typical retail banking deposit-type services or loans on a retail level, to individuals, businesses or non-profit entities in any State in the United States in which Employer has a retail bank branch at the time Executive's employment ceases.
ii.	"Confidential Information" shall mean data and information: (A) relating to the business of the Employer and its subsidiaries and affiliates, regardless of whether the data or information constitutes a trade secret; (B) disclosed to Executive or of which Executive becomes aware as a consequence of Executive's relationship with the Employer; (C) having value to the Employer; and (D) not generally known to competitors of the Employer. Confidential Information shall include, without limitation, trade secrets (as defined by applicable Jaw), methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that such term shall not mean data or information that (x) has been voluntarily disclosed to the public by the Employer, except where such public disclosure has been made by Executive without authorization from the Employer, (y) has been independently developed and disclosed by others or (z) has otherwise entered the public domain through lawful means. In addition to data and information relating to the Employer and its subsidiaries and affiliates, "Confidential Information" also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Employer or its subsidiaries or affiliates by such third party, and that the Employer and/or its subsidiaries and affiliates have a duty or obligation to keep confidential. This definition shall not limit any definition of "confidential information" or any equivalent term under state or federal law.
iii.	"Material Contact" as to a customer or prospective customer shall mean (A) having dealings with a customer or prospective customer on behalf of the Employer or its subsidiaries or affiliates; (B) directly coordinating or supervising dealings with a customer or prospective customer on behalf of the Employer or its subsidiaries or affiliates; or (C) obtaining Confidential Information about a customer or prospective customer in the ordinary course of business as a result of Executive's employment with the Employer.
iv.	"Restricted Territory" shall mean the geographic territory within a 50-mile radius of each of the Employer's corporate office located at 1676 International Drive, Suite 900, McLean, VA 22102 and 10900 Nuckols Road, Suite 325, Glen Allen, VA 23060; provided, however, that if the physical location of such office shall change during the Term, then the Restricted Territory shall mean the geographic territory within a 50-mile radius of the physical location of such office at such time and, in the event of the termination of Executive's employment, the Restricted Territory shall mean the geographic territory within a 50-mile radius of the physical location of such office on the Termination Date.
d.	Equitable Remedies. The parties specifically acknowledge and agree that the remedy at law for any breach of the covenants contained in this Section 11 (the "Protective Covenants") will be inadequate, and that in the event Executive breaches, or threatens to breach, any of the Protective Covenants, the Employer shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Protective Covenants and to have the Protective Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Protective Covenants would cause irreparable injury to the Employer and that money damages would not provide an adequate remedy to the Employer. Executive understands and agrees that if Executive violates any of the obligations set forth in the Protective Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Employer at law or in equity. The parties agree that, if the parties become involved in legal action regarding the enforcement of the Protective Covenants, the prevailing party in such action will be entitled, in addition to any other remedy, to recover from the non-prevailing party its or his reasonable costs and attorneys' fees incurred in such action. The Employer's ability to enforce its rights under the Protective Covenants or applicable law against Executive shall not be impaired in any way by the existence of a claim or cause of action on the part of Executive based on, or arising out of, this Agreement or any other event or transaction.
e.	Severability and Modification of Covenants. Executive acknowledges and agrees that each of the Protective Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Protective Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Protective Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Protective Covenants be held invalid, void, or unenforceable, such invalidity, void-ness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Protective Covenant. If any of the provisions of the Protective Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Employer's legitimate business interests and may be enforced by the Employer to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

12.	Executive's Representations. Executive hereby represents to the Employer that the execution and delivery of this Agreement by Executive and the Employer and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. Executive represents and warrants that Executive is not subject to any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or any other obligation to any former employer or to any other person or entity that conflicts in any way with Executive's ability to be employed by or perform services for the Employer. Executive will not disclose to the Employer or use on its behalf any proprietary or confidential information of any other party required to be kept confidential by Executive.
13.	Assignment and Successors.
a.	Executive. This Agreement is personal to Executive and without the prior written consent of the Employer shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.
b.	The Employer. This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns. The Bancorp and the Bank will each require any successor to it (whether direct or indirect, by stock or asset purchase, merger, consolidation or otherwise) or to all or substantially all of its business or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent it would be required to perform it if no such succession had taken place.
14.	Miscellaneous.
a.	Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.
b.	Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.
c.	Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Employer and Executive with respect to the subject matter hereof and from and after the Effective Date supersedes and invalidates all previous employment agreements with Executive. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.
d.	Withholdings. Notwithstanding any other provision of this Agreement, the Employer shall withhold from any amounts payable or benefits provided under this Agreement any federal, state and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
e.	Compliance with Section 409A.
i.	It is intended that this Agreement shall conform with all applicable Section 409A requirements to the extent Section 409A applies to any provisions of the Agreement. Accordingly, in interpreting, construing or applying any provisions of the Agreement, the same shall be construed in such manner as shall meet and comply with Section 409A, and in the event of any inconsistency with Section 409A, the same shall be reformed so as to meet the requirements of Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment. Executive acknowledges that the Employer has not made, and does not make, any representation or warranty regarding the treatment of this Agreement or the benefits payable under this Agreement under federal, state or local income tax laws, including, but not limited to, Section 409A or compliance with the requirements thereof Neither Employer nor its directors, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by Executive as a result of the application of Section 409A.
ii.	Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Section 409A of the Code ("Non-Exempt Deferred Compensation") would otherwise be payable or distributable hereunder, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive by reason of such circumstance unless the circumstances giving rise to such payment event meet any description or definition of "separation from service" in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).
iii.	To the extent Executive is a "specified employee" as defined in Section 409A, notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Section 409A) upon separation from service (within the meaning of Section 409A), after taking into account all available exemptions, that would otherwise be payable, distributable or settled during the six-month period after separation from service, will be made during such six-month period, and any such payment, distribution or benefit will instead be paid, distributed or settled on the first business day after such six-month period; provided, however, that if Executive dies following the Termination Date and prior to the payment, distribution, settlement or provision of any payments, distributions or benefits delayed on account of Section 409A, then such payments, distributions or benefits shall be paid or provided to the personal representative of Executive's estate within 30 days after the date of Executive's death.
f.	If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Executive's federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.
g.	Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any bonus, incentive-based, equity-based or other similar compensation paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Employer which is subject to recovery under any Jaw, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Employer pursuant to any such law, government regulation or stock exchange listing requirement).
h.	Governing Law. Except to the extent preempted by federal law, the laws of the State of Virginia shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.
i.	Arbitration. Except for any claim for injunctive relief hereunder or as provided in Section 11 hereof, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the rules and procedures of the American Arbitration Association. The place of arbitration shall be selected by the Employer. The decision of the arbitration panel shall be final and binding upon the parties, and judgment upon the award rendered by the arbitration panel may be entered by any court having jurisdiction. The parties agree that Executive and the Employer shall each bear one-half of the administrative expenses (filing and arbitrator costs) associated with the arbitration, and the prevailing party shall be entitled to reimbursement for the additional costs and expenses, including, without limitation, reasonable attorneys' fees, incurred by such party in connection with any such dispute.
j.	Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, by nationally recognized overnight courier service or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, when delivered by nationally recognized overnight courier service or, if mailed, five days after the date of deposit in the United States mail, as follows:

To the Employer:

PRIMIS BANK

1676 International Drive, Suite 900

McLean, Virginia 22101

Attention: Board of Directors

To Executive:

At the most recent address on file for Executive with the Employer

k.	Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.
l.	Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 7, 10, 11 and 14(e)-G), the definitions of defined terms used therein and the remaining provisions of this Section 14 (to the extent necessary to effectuate the survival of the foregoing provisions) shall survive the termination of this Agreement and any termination of Executive's employment hereunder.
m.	Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by all parties hereto that makes specific reference to this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Executive Employment Agreement as of the date first above written.

BANCORP

By:___________________________

Name:John F. Biagas

Title:Chairman of the Compensation Committee

BANK

By:___________________________

Name:Dennis J. Zember, Jr.

Title:President and CEO

EXECUTIVE

___________________________

Rickey Allen Fulk